UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 4, 2015

TRUETT-HURST, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-187164	46-1561499

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle, Healdsburg, CA	95448
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707) 431-4423

Not applicable

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors

On November 4, 2015, Director James Verhey confirmed to the Board of Directors (“Board”) of Truett-Hurst, Inc. (“THI”) that he will not stand for re-election upon the expiration of his current term at THI’s 2015 Annual Stockholders’ Meeting scheduled for November 20, 2015. Mr. Verhey will maintain his committee memberships until the 2015 Annual Stockholders’ Meeting.

(d) Election of Director

On November 6, 2015, the Board appointed one new director, Paul J. Weber, subject to shareholder approval at THI’s Annual Stockholders’ Meeting on November 20, 2015. The appointment of Mr. Weber was recommended by the Nominating and Governance Committee.

Mr. Weber, 57, served as a Senior Managing Director at FTI Consulting, Inc. from 2002 to 2011. Prior to FTI Consulting, Inc. He was a Partner with PricewaterhouseCoopers where he worked from 1981 until 2002. Mr. Weber’s professional experience includes providing expert witness, accounting, auditing and other consulting services to a wide variety of large and small business entities in diverse industries. Mr. Weber will serve on the audit and compensation committees. He will be the audit committee chair and the audit committee’s financial expert.

No family relationships exist between Mr. Weber and any of THI’s other directors or executive officers. There are no arrangements between Mr. Weber and any other person pursuant to which Mr. Weber was nominated as a director, nor are there any transactions to which THI is or was a participant in and in which Mr. Weber has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst Inc.

By:	/s/ Philip L. Hurst
	Philip L. Hurst Chief Executive Officer	Date: November 9, 2015